EXHIBIT 99.1

The CATO Corporation

NEWS RELEASE

FOR IMMEDIATE RELEASE

CEO Approval ________

For Further Information Contact:
John R. Howe
Executive Vice President
Chief Financial Officer
704-551-7315

CATO REPORTS 2Q EPS OF $.56, EXCEEDS GUIDANCE

Provides Second Half Guidance

Charlotte, NC (August 21, 2014) – The Cato Corporation (NYSE: CATO) today reported net income of $15.7 million or $.56 per diluted share for the second quarter ended August 2, 2014, compared to net income of $14.8 million or $.51 per diluted share for the second quarter ended August 3, 2013. Net income increased 6% and earnings per diluted share increased 10% from the prior year. Earnings per share benefited $.03 in the second quarter due to share repurchases. Sales for the second quarter ended August 2, 2014 were $243.8 million, up 6% from sales of $229.4 million last year. Second quarter same-store sales increased 3%.

For the six months ended August 2, 2014, the Company earned net income of $45.7 million or $1.61 per diluted share, compared with net income of $45.6 million or $1.56 per diluted share for the six months ended August 3, 2013. Net income was flat and earnings per diluted share increased 3%. Earnings per share benefited $.05 in the first half due to share repurchases. Sales for the first half were $526.2 million, up 6% to the prior year’s first half sales of $496.6 million. Same-store sales for the first half were up 3% from the prior year.

“Second quarter same-store sales were in line with our year-to-date trend,” said John Cato, Chairman, President, and Chief Executive Officer. “However, we continue to expect the second half earnings per diluted share will be within our original guidance range, updated for share repurchases, of $.21 to $.30.” Second quarter gross margin was 38.9% compared to 36.8% last year due primarily to higher merchandise margins. Second quarter SG&A costs as a percent of sales increased to 28.0% from

25.7% last year primarily as a result of higher incentive compensation and point-of-sale (POS) equipment upgrades. The effective tax rate for the quarter was 36.8% compared to 36.0% last year, primarily due to the lack of the Work Opportunity Tax Credit (WOTC) this year, which has not been renewed by Congress.

Our guidance of earnings per diluted share for the second half is unchanged, but is updated for share repurchases, at $.21 to $.30. By quarter, earnings per share are estimated to be in the range of $.08 to $.13 versus $.17 last year for the third quarter and $.13 to $.17 versus $.13 last year for the fourth quarter. Comparable store sales for both the third and fourth quarters are estimated to be in the range of down 2% to flat. Based on year-to-date results and this guidance for the second half, earnings per diluted share are expected to be within the adjusted range of $1.82 to $1.91 versus $1.86 last year, a decrease of 2% to an increase of 3%.

During the first half, the Company opened 11 new stores, relocated one store and closed three stores. The Company now expects to open 46 stores, down from the original plan of 65. As of August 2, 2014, The Cato Corporation operated 1,328 stores in 32 states, compared to 1,306 stores in 31 states as of August 3, 2013.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three concepts, “Cato”, “Versona” and “It’s Fashion”. The Company’s Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day. The Company also offers exclusive merchandise found in its Cato stores at www.catofashions.com. Versona is a unique fashion destination offering accessories and apparel including jewelry, handbags and shoes at exceptional prices every day. It’s Fashion offers fashion with a focus on the latest trendy styles for the entire family at low prices every day. Additional information on The Cato Corporation is available at www.catocorp.com.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated financial results for the third and fourth quarters are considered “forward-looking” within the meaning of The Private Securities Litigation Reform

Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures;

the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand and other factors discussed under "Risk Factors" in Part I, Item 1A of the Company's most recently filed annual report on Form 10-K, as amended or supplemented, and in other reports the Company files with or furnishes to the SEC from time to time. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

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THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) FOR THE PERIODS ENDED AUGUST 2, 2014 AND AUGUST 3, 2013

(Dollars in thousands, except per share data)

		Quarter Ended				Six Months Ended
	August 2,	%	August 3,	%	August 2,	%	August 3,	%
	2014	Sales	2013	Sales	2014	Sales	2013	Sales
REVENUES
Retail sales	$ 243,775	100.0%	$229,378	100.0%	$ 526,238	100.0%	$496,559	100.0%
Other income (principally finance,
late fees and layaway charges)	2,685	1.1%	2,340	1.0%	4,955	0.9%	4,857	1.0%
Total revenues	246,460	101.1%	231,718	101.0%	531,193	100.9%	501,416	101.0%
GROSS MARGIN (Memo)	94,736	38.9%	84,428	36.8%	212,835	40.4%	194,708	39.2%
COSTS AND EXPENSES, NET
Cost of goods sold	149,039	61.1%	144,950	63.2%	313,403	59.6%	301,851	60.8%
Selling, general and administrative	68,332	28.0%	58,965	25.7%	135,819	25.8%	118,354	23.8%
Depreciation	5,424	2.2%	5,436	2.4%	10,875	2.1%	10,885	2.2%
Interest and other income	(1,099)	-0.5%	(730)	-0.3%	(1,841)	-0.4%	(1,605)	-0.3%
Cost and expenses, net	221,696	90.8%	208,621	91.0%	458,256	87.1%	429,485	86.5%

Income Before Income Taxes	24,764	10.2%	23,097	10.1%	72,937	13.9%	71,931	14.5%
Income Tax Expense	9,113	3.7%	8,322	3.6%	27,279	5.2%	26,317	5.3%
Net Income	$ 15,651	6.4%	$14,775	6.4%	$ 45,658	8.7%	$45,614	9.2%

Basic Earnings Per Share	$0.56		$0.51		$1.61		$1.56
Diluted Earnings Per Share	$0.56		$0.51		$1.61		$1.56

THE CATO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
	August 2,	August 3,	February 1,
	2014	2013	2014
	(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$92,247	$88,559	$79,427
Short-term investments	158,198	157,326	161,128
Restricted cash	4,692	4,807	4,701
Accounts receivable - net	40,315	39,908	39,224
Merchandise inventories	116,026	111,206	150,861
Other current assets	11,970	15,834	11,407

Total Current Assets	423,448	417,640	446,748

Property and equipment – net	145,614	139,550	141,129

Noncurrent Deferred Income Taxes	1,375	-	1,373

Other assets	9,674	10,223	7,668

TOTAL	$580,111	$567,413	$596,918
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:	$168,934	$154,002	$177,131

Noncurrent Liabilities	31,951	29,850	28,678

Stockholders' Equity	379,226	383,561	391,109

TOTAL	$580,111	$567,413	$596,918